EXHIBIT 10.8
INTELLECTUAL PROPERTY LICENSE AGREEMENT
     THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (“Agreement”) is entered into as of this 30th day of April, 2007, by and between ESPRE SOLUTIONS, Inc., a Nevada company (“ESPRE”) with its principal place of business at 5700 W. Plano Parkway, Suite 2600, Plano, TX 75093, and SURECAST MEDIA a Panama Corporation (“SureCast”), with its principal place of business at Place des Philosophes 1205 Geneva Switzerland.
W I T N E S S E T H :
     WHEREAS, ESPRE is the creator and owner of certain intellectual property defined herein as the Licensed Technology;
     WHEREAS, SureCast wishes to develop, market, and offer for sale andlor license Software (as defined) which would embody the Licensed Technology (as defined);
     WHEREAS, SureCast now desires to acquire a license to use the Licensed Technology for the express purpose of SureCast’s Business (as defined); and
     WHEREAS, ESPRE is willing to grant such a license for SureCast’s Business on the terms and conditions as hereinafter defined.
     NOW THEREFORE, in consideration of the preceding rights and obligations hereinafter set forth and the mutual promises and covenants herein contained, the parties hereto agree as follows.
ARTICLE I.
DEFINITIONS
     1.1 “Affiliate” means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control of ESPRE or SureCast. As used in this definition of “Affiliate,” the term “control” means either the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, through the ownership of voting securities or ownership of a direct or indirect equity interest of fifty percent (50%) or more in the entity.
     1.2 “Business” means SureCast’s business to create, perform, reproduce, create derivative works of, develop, use, operate, market, sell, license, sublicense, display, publish, transmit and/or distribute the Software in the business-to-consumer and/or consumer-to-consumer markets in the Territory, for entertainment applications.
     1.3 “Business Day” means the days Monday through Friday of each calendar week, except legal holidays recognized as such by either the government of the United States or of the State of Texas.
     1.4 “Confidential Information” means the respective Confidential Information of SureCast and ESPRE, as defined in Article VI, below.

     1.5 “Contractor(s)” means any Person with whom SureCast enters a separate agreement to modify, conform and adapt the Licensed Technology for SureCast Business.
     1.6 “Documentation” means all system documentation, operating instructions, logs and training manuals created by SureCast and reasonably necessary to implement Surecast’s Business under this Agreement.
     1.7 “Excluded Technology” means those certain third-party software processes, programs and documentation necessary to the functionality and operation of the Licensed Technology and/or the Software and which the parties do not own and/or have the legal capacity to license to one another and which licenses the parties acknowledge SureCast may need to obtain to market the Software.
     1.8 “Intellectual Property Rights” means all current and future worldwide patents, copyrights, mask work rights and trade secret rights, protections and the like available under the laws of any jurisdiction relative to the Licensed Technology, the Licensed Technology Derivative Work, the Documentation, and the Software which a party owns or which a party has the right to obtain or benefit from the same, whether now or in the future.
     1.9 “Licensed Technology” means all research and development information, intellectual property (including intellectual property upon expiration or abandonment of patents), improvements, know-how, trade secrets, works of authorship, technical data, uncompiled instructions, compilations, methods, processes, relative to image and video compression applications, and any derivative applications thereof, which deliver, encode, decode, compress, record, store and/or host images or video content to which ESPRE owns the Intellectual Property Rights, including, without limitation the technology described in Schedule A attached hereto. The Licensed Technology also includes all Updates and Upgrades. Notwithstanding the foregoing, the term “Licensed Technology” shall not include any technical data, methods, processes and software source code comprising the Excluded Technology as defined in section 1.7.
     1.10 “Licensed Technology Derivative Work” means any adaptation of, improvement of, addition to or deletion from the substance or structure of the Licensed Technology by SureCast or its Contractors for the Business, including, without limitation, the Intellectual Property Rights described in Schedule A.
     1.11 Market means the field of trade for which the Licensed Technology has been licensed by the Licensor. The license to the Licensed Technology is specific to the Market as described below:
“Market” shall mean the “Entertainment Market” which consists of pay-per-view, ad insertion and subscription fee based professionally produced pre-recorded video content in the form of Entertainment and Sports Entertainment video applications defined as sports shows, sporting events, sports shorts, full length movies, movie trailers, previews and clips (commonly referred to as Hollywood applications), as well as full length television shows, TV shorts, music videos and documentaries, distributed over the

Internet for consumption by consumers. Excluded from the definition of “Entertainment Market” are other markets such as Telecommunications Carrier, Distance Learning, Internet Social Networking, Enterprise Collaboration/Networking, Voice and Video over IP Services as well as On-line Classifieds which are further defined in Schedule B attached.
     1.12 “Person” means any natural person, partnership, corporation, trust, association, limited liability company, or other legally recognized entity.
     1.13 “Put Option” means an option giving SureCast the right, but not the obligation, to sell the “Licensed Technology” back to ESPRE at a specified price within a specified time. For the purposes of this agreement, ESPRE has the obligation to honor the Put Option of SureCast.
     1.14 “Sofhare” means Surecast’s combination of the Licensed Technology with the Licensed Technology Derivative Work and all necessary Documentation into a commercially available software package, usable whether remotely stored and accessible via the global information network, on a local area network, or on an application service model.
     1.15 “Source Code” means, collectively (a) the series of un-compiled instructions or any part thereof in human readable form, test programs and program specifications, compiler and assembler descriptions comprising a portion of the Licensed Technology; (b) descriptions and locations of Excluded Technology required to use or support the Licensed Technology; and/or (c) technical documentation, system documentation, operating instructions, logs, and/or training manuals that Espre uses to maintain or support the Licensed Technology.
     1.16 “Territory” means the world.
     1.17 “Transfer” means the voluntary, involuntary, direct or indirect assignment, sale or other transfer by a party of any interest in this Agreement, any part or all of the ownership of the party, and/or the License or any interest therein granted pursuant to this Agreement, including, without limitation: (a) the transfer of ownership of an equity interest, assets or otherwise; (b) merger or consolidation; or (c) issuance of additional securities representing, either individually or in the aggregate, a direct or indirect ownership interest in the party of twenty-five percent (25%) or more.
     1.18 “Update” means any and all changes and updates to the Licensed Technology that improve the general utility, efficiency and operating performance of the Licensed Technology without altering the basic function of the Licensed Technology or adding new functionality.
     1.19 “Upgrade” means any and all improvements in the Licensed Technology that add to or alter the basic functions of the Licensed Technology. Upgrades incorporate all Updates as well as all fixes for known errors.

ARTICLE II.
GRANT OF LICENSE AND LICENSE FEES
     2.1 Licensed Technology; Availability. Subject to the terms and conditions of this Agreement, ESPRE hereby grants to SureCast, and SureCast accepts, an exclusive, licensable, sub-licensable, personal, transferable, license (the “License”) to use the Licensed Technology in any manner deemed necessary, in SureCast’s sole discretion, to accomplish its Business, including, without limitation (a) to use and copy the Object Code to create the Licensed Technology Derivative Work from the Licensed Technology, accomplished by SureCast or its Contractor; (b) to create Documentation for use with the Licensed Technology Derivative Work and the Software; and/or (c) to license, sublease, use, copy, compile, develop, and market the Licensed Technology Derivative Work and all necessary Documentation as a part of the Software.
     2.2 ESPRE’s Ownereship of Licensed Technology; Responsibility. Notwithstanding the granting of the License, ESPRE shall be and remain the sole and exclusive owners of the Licensed Technology and any Intellectual Property Rights therein with full discretion to direct and derive the economic benefit of its commercial exploitation, except as otherwise set forth herein. ESPRE shall vigorously prepare, file, prosecute, and maintain all of the patents comprising part of the Licensed Technology to the fullest extent possible at ESPRE’s sole cost and expense. SureCast shall have reasonable opportunities to advise ESPRE and shall cooperate with ESPRE in such filing, prosecution and maintenance of such patents, including, without limitation, to have any of SureCast’s employees testify when reasonably requested by ESPRE, and to make available any records, papers, information, specimens, and the like upon ESPRE’s reasonable request.
     2.3 SureCast’s Ownership of Improvements and Adaptations. Subject to ESPRE’s ownership interest as described herein, SureCast shall be the owner of Licensed Technology Derivative Works, Documentation, and Software that are developed by SureCast or any Contractor in furtherance of the Business, notwithstanding any assistance by ESPRE to SureCast in such development and related matters, including, without limitation, pursuant to any software development agreement and/or software maintenance agreement by and between ESPRE and SureCast. ESPRE has the right to resell derivative work and provide a revenue share to SureCast in such instance.
     2.4 License Consideration. In consideration of ESPRE’s grant of the License:
          2.4.1 License Fee. SureCast shall pay to ESPRE, a license fee (“License Fee”), in the amount of one million four hundred and fifty thousand dollars ($1,450,000.00) which is due and payable as follows:
          2.4.1.1 SureCast shall pay to ESPRE One Million Dollars
          (US$1,000,000.00) due on signing of this agreement; and
          2.4.1.2 Surecast, shall pay the balance of four hundred fifty thousand dollars ($450,000.00) upon completion of Pilot Testing, that includes technical sign off by a 3rd party consultant hired by SureCast that ensures the delivered solution can be deployed on a commercial basis, currently scheduled for December 31/07.

          2.4.1.3 All payments to be made by the Licensee to Licensor shall be made in United States Dollars.
     2.5 Put Option.
          2.5.1 Price. The price of the Put Option is $2,000,000.
          2.5.2 Term. The Put Option is valid for three years from the effective date of this Agreement. However, Notice of Intent to Exercise the Put Option will not be effective for nine months from the effective date of this Agreement. The Put Option shall expire at midnight three years from the effective date of this Agreement.
          2.5.3 Exercise. Licensee shall deliver to Licensor a Notice of Intent to Exercise the Put Option in writing within the effective Term. Licensor shall pay the Price to Licensee within ninety days of receipt of the Notice of Intent to Exercise the Put Option. Upon exercise of the Put Option the License described herein shall be terminated.
ARTICLE III.
UPDATES and UPGRADES
     3.1 Updates and Upgrades. Upon completion of Surecast’s full payment of the Licensing Fee ESPRE shall provide and deliver to SureCast significant Updates on a quarterly basis, and significant Upgrades no less often than annually, beginning the first full calendar month following the receipt of funds concerning SureCasts’sfirst sale and/or license of the Software.
ARTICLE IV.
WARRANTIES AND COVENANTS
     4.1 Authority. Each party does hereby warrant to the other that, as of the date of this Agreement, this Agreement has been duly and validly authorized and executed by it and is its valid and binding obligation and that it has the legal right and authority to execute this Agreement.
     4.2 Force and Effect. ESPRE hereby represents and warrants that, as of the date of this Agreement (a) the Licensed Technology is valid and existing in full force and effect and (b) no Licensed Technology is subject to any proceeding or outstanding decree, order, judgment, settlement or other similar agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by ESPRE or would affect the validity, use or enforceability of the Licensed Technology.
     4.3 No Violation. ESPRE hereby represents and warrants that, as of the date of this Agreement (a) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of ESPRE in the Licensed Technology, or result in the breach or termination of any license, contract or agreement to which ESPRE is a party with respect to the Licensed Technology and (b) the consummation of the transactions contemplated by this Agreement will not cause or obligate ESPRE to (i) grant to any Person any rights or licenses with respect to the Licensed Technology, or (ii) pay any royalties or other amounts with respect to the Licensed Technology in excess of those being paid prior to the execution of this Agreement.
     4.4 Infringement. ESPRE hereby represents and warrants that, as of the date of this Agreement (a) no claim or allegation has been made by any Person that the Licensed Technology or any part thereof infringes upon any United States issued patent, trade secret or copyright of such Person; (b) ESPRE knows of no claim by any Person that the Licensed Technology or any part thereof infringes upon any Person’s patent, copyright, trademark, trade secret, or any other intellectual property of such Person, or of any applicable law or regulation; (c) there is no pending claim by ESPRE against any Person for infringing or misappropriating the Licensed Technology; and (d) without limiting the foregoing, there is no pending claim by any Person, other than ESPRE, against any Person for infringing or misappropriating the Licensed Technology.
     4.5 Ownership. ESPRE hereby represents and warrants that, as of the date of this Agreement (a) ESPRE has sole and exclusive right to develop, perform, use, create derivative works of, operate, reproduce, market, sell, license, display, distribute, publish and transmit the Licensed Technology; (b) ESPRE has all right, title and interest to the Licensed Technology and that no other Person has any interest in, or right or claim to, the Licensed Technology or any part thereof; (c) upon the execution of this Agreement, ESPRE will have licensed to SureCast sole and exclusive right to the Licensed Technology for the Business, such that SureCast shall thereafter have sole and exclusive rights to perform, reproduce, create derivative works of, develop, use, operate, market, sell, license, display, publish, transmit and distribute the Licensed Technology for the Business, free of all liens, options, pledges, security interests, imperfections of title, encumbrances, or claims of infringement of the rights of any Person, with full discretion to direct and derive the economic benefit of the Licensed Technology’s commercial exploitation; and (d) no current or former employee, officer, and/or stockholder of ESPRE owns any rights to any Licensed Technology.
     4.6 Registration. ESPRE hereby represents and warrants that, as of the date of this Agreement, all necessary registration, maintenance and renewal fees in connection with the Licensed Technology have been paid and all necessary documents and certificates in connection with the Licensed Technology have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Licensed Technology.
     4.7 Quality. ESPRE hereby represents and warrants that the Licensed Technology provided by ESPRE under this Agreement is, and shall be, of a high grade, nature, and quality.
ARTICLE V
TERM AND TERMINATION
     5.1 Term. The term (“Term”) of this Agreement, including the License, is perpetual unless earlier terminated in accordance with this Agreement.

     5.2 Termination by Insolvency.
     SureCast. This Agreement shall immediately terminate if SURECAST liquidates; dissolves; shall be adjudicated insolvent; files or has filed against it a petition in bankruptcy or for reorganization which, if filed against it, has not been discharged within ninety (90) days of filing; takes advantage of any insolvency act or proceeding, including an assignment for the benefit of creditors; or commits any other act of bankruptcy; provided, however, that ESPRE shall only have the right to suspend performance of its obligations under this Agreement during the pendency of any undischarged involuntary bankruptcy or reorganization.
     ESPRE. In the event ESPRE liquidates; dissolves; shall be adjudicated insolvent; files or has filed against it a petition in bankruptcy or for reorganization which, if filed against it, has not been discharged within ninety (90) days of filing; takes advantage of any insolvency act or proceeding, including an assignment for the benefit of creditors; and/or commits any other act of bankruptcy, SureCast may, in its sole discretion, elect to terminate or continue this Agreement.
     5.3 Termination by Mutual Consent: Termination by ESPRE. This Agreement and the transactions contemplated hereby may be terminated at any time by mutual written agreement of ESPRE and SureCast.
     5.4 Termination of Article III. ESPRE may terminate Article III of this Agreement by delivery of written notice to SureCast, if SureCast shall materially breach the provisions of Article III of this Agreement and such breach continues un-remedied for at least thirty (30) days after written notice thereof. SureCast may terminate Article III of this Agreement at any time by delivering written notice to ESPRE; provided, however, that SureCast shall pay ESPRE Royalty Fees for the month subsequent to the delivery of such notice and ESPRE shall provide the Update and/or Upgrade for such quarter. The parties hereto acknowledge and agree that, notwithstanding termination of Article III pursuant to this Section 5.4, the remaining terms and conditions of this Agreement, including, without limitation, the License, shall continue in full force and effect.
     5.5 Continuing Obligations. All obligations of ESPRE and SureCast which expressly or by their nature survive the expiration or termination of this Agreement (for example, the restrictive covenants provided for in Article VI) shall continue in full force and effect, subsequent to and notwithstanding this Agreement’s termination and until they are satisfied in full or by their nature expire.
ARTICLE VI.
RESTRICTIVE COVENANTS
     6.1 Confidentiality.
          (a) Each party agrees, acknowledges and covenants that (i) the technical data, methods, processes, Source Code and other information relating to the Licensed Technology, the Licensed Technology Derivative Work, the Documentation, and the Software, and/or (ii) any other information that is marked “Confidential” (in either case, whether oral, written or in machine-readable form) disclosed pursuant to the provisions of this Agreement (collectively, the “Confidential Information”) may contain valuable trade secrets and other proprietary information and that any unauthorized use or disclosure of such Confidential Information would irreparably injure the disclosing party, which injury cannot be remedied solely by the payment of monetary damages. Each party shall hold in strict confidence and not disclose, reproduce or use the Confidential Information except as expressly provided for in this Agreement and/or with the exception of information (A) to the extent necessary, conveyed by SureCast to purchasers and/or licensees of the Software; (B) to the extent necessary, conveyed by SureCast to Contractors; (C) which is already in the public domain at the time of disclosure; (D) after disclosure becomes a part of the public domain by publication other than by the receiving party in violation of this Agreement or any other confidentiality agreement to which the disclosing party is a party; (E) is received from a third party who did not require such information to be held in confidence and who did not acquire, directly or indirectly through one or more intermediaries, such information under any obligation of confidence; and/or (F) is agreed to by the disclosing party in writing in advance of such publication or reproduction.
          (b) Each party shall use all commercially reasonable efforts to prevent unauthorized use and disclosure of the Confidential Information by third parties, including any Contractor. Each party may disclose the Confidential Information only to its employees and to any Contractor; provided, those persons to whom a disclosure is made must need to know such Confidential Information and those persons have been informed of the existence of this provision and have agreed to comply herewith.
          (c) Each party shall cooperate fully with the other in any action or proceeding, whereby a disclosing party seeks to prevent or restrain any unauthorized use of the Confidential Information or to seek damages therefor. The provisions of this Agreement shall not limit any rights which a party may have under any other confidentiality agreement, whether in force before or after this Agreement.
     6.2 Disclosure of Terms of Agreement: Press Release. Each party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information, provided, that each party may disclose the terms and conditions of this Agreement (a) to the extent required by any court or other governmental body or as otherwise required by law, provided, that such party has first notified the other party immediately upon learning of the possibility of any such requirement and has given the other party a reasonable opportunity (and cooperated with the other party) to contest or limit the scope of such required disclosure (including application for a protective order); (b) to the extent required by the applicable securities laws, including, without limitation, requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof or performance hereunder; (c) to legal counsel; (d) in confidence, to accountants, banks and financing sources and their advisors; and (e) in confidence in connection with the enforcement of this Agreement or any rights hereunder. In furtherance of the foregoing, to the extent that the parties wish to issue a press release relative to their relationship, the parties shall mutually agree to the content and delivery of any such press release.

     6.3 Non-Competition. During the Term hereof, ESPRE shall not act, either individually or in partnership, or jointly or in conjunction with, any other Person as principal, agent, stockholder, officer, director, manager, employee, consultant, independent contractor, owner, member, partner, holder, advisor, or in any other manner whatsoever, directly or indirectly, carry on or be engaged in or be concerned with or interested in or advise, manage, own, participate in, encourage, support, lend money to, guarantee the debts or obligations of or permit ESPRE’s name to be used or employed by any Person engaged in or concerned with or interested in a business the same as, or similar to, the Business.
     6.4 Non-Solicitation. During the Term, ESPRE shall not (i) contact, for the purpose of competitive business solicitation, any Person who is a supplier, employee, customer or client of SureCast or an Affiliate of SureCast, or (ii) contact any employee or executive of SureCast or an Affiliate of SureCast for the purpose of offering him or her employment with any Person other than SureCast.
     6.5 Remedies. ESPRE and SureCast agree that compliance with the covenants contained in Sections 6.1, 6.2, 6.3. and 6.4 are necessary to protect the goodwill and proprietary interest of ESPRE and SureCast and that a breach of the agreements contained in such sections would result in irreparable continuing damages for which there will be no adequate remedy at law; and, in the event of any breach of such agreements, the wronged party shall be entitled to the issuance by any court of competent jurisdiction of an injunction in favor of the wronged party enjoining such breach or violation of the covenants or agreements contained therein and such other and further relief, including damages, as may be proper; provided, that no request for or receipt of any injunction shall be considered an election of remedy or waiver of any rights or any other remedy the wronged party may have against the breaching party, either at law or in equity. To the extent that any provision contained in Sections 6.1, 6.2, 6.3, and/or 6.4 are deemed unenforceable by virtue of their scope, but could be enforceable by reducing any or all thereof, ESPRE and SureCast agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. The parties agree that any period in which a breach of a covenant occurs shall not count toward the applicable restrictive period of each such covenant.
     6.6 Liquidated Damages. ESPRE agrees that any breach of the covenants or agreements contained in Sections 6.1, 6.2. 6.3, and/or 6.4 shall cause irreparable injury to SureCast and its affiliates for which there is, and shall be, no adequate remedy at law. SureCast shall be entitled, as liquidated damages from ESPRE, Ten Thousand United States Dollars (US$10,000) per breach, in addition to all other remedies, including, without limitation, injunction remedies.
     6.7 Attorneys’ Fees. In the event suit is brought by either party to enforce any provision of Article VI of this Agreement, each party shall be responsible for all of their own reasonable costs and attorneys’ fees incurred.
ARTICLE VII.
INDEMNIFICATION
     7.1 ESPRE’s Indemnity. ESPRE agrees to indemnify and hold SureCast harmless from and against any legal costs and expenses (including reasonable attorneys’ fees and court costs), as well as monetary damages, incurred by SureCast based upon, arising out of or in respect of (a) any breach by ESPRE of the terms and conditions of this Agreement, (b) any third-party claim asserting that the License granted by ESPRE to SureCast hereunder is invalid or unenforceable; (c) any third-party claim arising as a result of any breach by ESPRE of its representations and/or warranties set forth herein; and/or (d) any third-party claim asserting that SureCast ‘s use of the Licensed Technology infringes upon the copyrights, trade secrets, trademark rights, and/or any other intellectual property rights owned by any third party. SureCast shall provide ESPRE prompt written notice of the assertion of any such claim. ESPRE shall be relieved of such indemnity obligation if SureCast fails to provide ESPRE with reasonable cooperation and assistance consistent with SureCast’s onfidentiality obligations and preservation of attorney-client, work product and other such privileges) with respect to such claim; or fails to offer ESPRE the right to select counsel and to control the defense and/or settlement of any such claim. If ESPRE elects to control the defense and/or settlement of any such claim, Surecast shall have the right to participate in any such action or proceeding at its own expense with counsel of its own choosing. SureCast covenants that it shall not agree to the settlement of any such claim, action or proceeding without ESPRE’s prior written consent (which consent shall not be unreasonably withheld or delayed). THIS SECTION 8.1 STATES ESPRE’S ENTIRE OBLIGATION AND LIABILITY TO SURECAST WITH RESPECT TO ANY CLAIM REGARDING ALLEGED INFRINGEMENT OR MISAPPROPRIATION OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.
     7.2 SureCast’s Indemnity. Except to the extent that ESPRE is responsible for a claim under Section 8.1 above, SureCast shall indemnify and hold ESPRE harmless from and against any legal costs and expenses (including reasonable attorneys’ fees and court costs), as well as monetary damages, incurred by ESPRE based upon, arising out of or in respect of (a) any breach by SureCast of the terms and conditions of this Agreement and (b) any third-party claim asserting that SureCast ‘s use of the Licensed Technology for its Business, the Documentation, the Licensed Technology Derivative Work, and/or the Software infringes upon the patents, copyrights, trade secrets, trademark and/or any other intellectual property rights owned by any third party. ESPRE shall provide SureCast prompt written notice of the assertion of any such claim. SureCast shall be relieved of such indemnity obligation if ESPRE fails to provide SureCast with reasonable cooperation and assistance (consistent with ESPRE’s confidentiality obligations and preservation of attorney-client, work product and other such privileges) with respect to such claim; or fails to offer SureCast the right to select counsel and to control the defense and/or settlement of any such claim. If SureCast elects to control the defense and/or settlement of any such claim, ESPRE shall have the right to participate in any such action or proceeding at its own expense with counsel of its own choosing. ESPRE covenants that it shall not agree to the settlement of any such claim, action or proceeding without SureCast’s prior written consent (which consent shall not be unreasonably withheld or delayed). Except as set forth in this Section 8.2, SureCast shall have no obligation to indemnify or hold ESPRE harmless with respect to any claim of infringement of the intellectual property rights of any third party. THIS SECTION 8.2 STATES SURECAST’S ENTIRE OBLIGATION AND LIABILITY TO ESPRE WITH RESPECT TO ANY CLAIM REGARDING ALLEGED INFRINGEMENT OR ISAPPROPRIATION OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.
     7.3 Third-Party Claims. In the event that any third party claims that either party’s use ofthe Licensed Technology, the Documentation, the Licensed Technology Derivative Work or

the Software infringes upon any patent, copyright, trade secret, trademark, and/or any other intellectual property right of such third party, each party shall reasonably cooperate and consult with the other party in a manner consistent with such party’s confidentiality obligation and preservation of attorney-client, work product and other privileges, regarding the other party’s review of such claim and/or efforts to resolve such matter. It is understood that each party’s obligations under this section are in addition to, and neither expand or limit, either party’s respective indemnity obligations set forth in Section 8.1 and Section 8.2 above, as the case may be.
ARTICLE VIII.
ADDITIONAL PROVISIONS
     8.1 Independent Contractor. This Agreement does not constitute either party as the partner, joint venturer, employee, agent or legal representative of the other party for any purpose whatsoever. Neither party has granted any right nor authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind the other party in any manner. At all times, each party, in fulfilling its obligations pursuant to this Agreement, shall be acting as an independent contractor. Subject to Article VIII, each party hereby indemnifies and agrees to hold the other party harmless from any liability which may be asserted against the other by any third parties as the result of any act or failure to act by the first party in connection with its duties and obligations hereunder.
     8.2 Notices. All notices or correspondence required hereunder shall be deemed given if made in writing and delivered personally, sent by telefacsimile or comparable electronic system, sent by registered mail or certified mail, return receipt requested, or sent by national courier, to the parties at the following addresses, or at such other addresses as shall be specified by like notice:

If to ESPRE:	ESPRE Solutions, Inc.
5700 W. Plano Parkway, Suite 2600
Plano, Texas 75093
Attn: Pete Ianace
Fax: (214) 254-3709
E-mail: pete@espresolutions.com

If to SureCast:	SureCast Media.
Attn: Jack Hunter
Fax: (210) 820-3439
E-mail: jwhunter@satx.rr.com
Any notice given by personal delivery or telefacsimile or comparable electronic system shall be effective one (1) Business Day after such delivery or transmission. Any notice given by mail shall be effective three (3) Business Days after deposit in the mail. Any notice given by national courier shall be effective upon the Business Day after the specific delivery time requested.
     8.3 Force Maieure. Subject only to either party’s right to terminate this Agreement as provided herein, no party’s failure to perform shall be deemed to be a breach or default under this Agreement or shall give rise to liability to any other party, where such failure is attributable to fire, flood, strike, accident, explosion, riot, rebellion, war or other civil disorder, interruption or delay in transportation, shortage of raw materials, prohibition or restriction on import or export, acts of God or government (including, without limitation, laws, regulations and restrictions of all kinds), or any other causes or contingencies of any character (other than lack of funds) beyond the reasonable control of the party whose performance is prevented or hindered thereby. The term of this Agreement shall be extended for the period equal to the length of time that a party’s failure to perform has been caused solely by a force majeure.
     8.4 Entire Agreement; Modifications. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior proposals, negotiations, communications, representations, written or oral agreements and understandings between the parties with respect to the subject matter hereof. No modification of any term or provision of this Agreement shall be enforceable unless embodied in a writing executed by all parties to this Agreement.
     8.5 Severabilitv. Subject to the provisions of Section 6.5, in the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement, and such latter provision as determined to be valid, legal or enforceable shall bind the parties hereto.
     8.6 Waivers. The waiver by either party hereto of any of its rights or breaches of the other party under this Agreement in a particular instance shall not be construed as a waiver of the same or different rights or breaches in subsequent instances. All remedies, rights, undertakings and obligations hereunder shall be cumulative, and none shall operate as a limitation of any other remedy, right, undertaking or obligation thereof.
     8.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns.
     8.8 Governing Law; Severabilitv; Venue; Fees. This Agreement shall be governed by and construed in accordance with, the laws of the State of Texas. Any legal action brought to enforce or construe this Agreement shall be brought in the courts located in Collin County, Texas, and the parties hereby agree to the jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses. Except with regard to Article VI, which is governed by Section 6.7, in the event of a dispute under the terms, provisions, covenants or duties contained in this Agreement, the resolution of which requires any litigation in any court, the prevailing party shall be entitled to its or their, as the case may be, costs, including, without limitation, reasonable attorneys’ fees.
     8.9 Headings. The section headings contained in this Agreement are for reference only and shall not be considered as substantial parts of this Agreement. The use of the singular or plural form in this Agreement shall include the other form; and the use of the masculine, feminine or neuter gender shall include the other gender.

     8.10 Terms and Words. All terms and words used in this Agreement, regardless of numbers and genders in which they are used, shall be deemed to include singular or plural and all genders as the context or sense of this Agreement or any section or clause herein may require.
     8.11 Taxes and Duties. SureCast shall pay any and all taxes and duties, arising under this Agreement, with the exception of income taxes applicable to ESPRE.
     8.12 Expenses. Except as otherwise set forth herein, each party shall be solely responsible for all expenses incurred by it in its performance of this Agreement.
     8.13 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. The parties hereto shall become bound only upon affixing both parties’ signature hereto. Facsimile signatures of the parties hereto shall be binding.
     8.14 Recitals. The recitals first set forth above are incorporated in this Agreement as if they had been fully set forth herein.
     8.15 Mutual Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of the provisions of this Agreement.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Intellectual Property License Agreement to be executed and delivered by its duly authorized officers on the day and year first above written.

ESPRE SOLUTIONS, INC.
By:	/s/ Pete Ianace
	Name:	Pete Ianace
	Title:	President/CEO
“ESPRE”

SURECAST MEDIA
By:	/s/ John W. Hunter
	Name:	John W. Hunter
	Title:	Director

SCHEDULE A
DESCRIPTION OF LICENSED TECHNOLOGY
eViewMediaEngine
Technology Description
Notices

Copyright	(c) Copyright ESPRE Solutions, Inc., 2006. All rights are reserved.

Notice
The information contained in this document is confidential and proprietary. It is for internal use by ESPRE Solutions, Inc, only. This document may only be distributed outside of ESPRE Solutions with express written permission from ESPRE Solutions. ESPRE Solutions, Inc. shall not be liable for incidental or consequential damages in connection with, or arising out of the furnishing, performance, or use of this document and the program material which it describes.

Introduction
Purpose
This document defines the eViewMediaEngine technology (“technology”) referenced in the Software License Agreement [1 ].
This document also defines the intellectual property that will be owned by ESPRE licensed to the Licensee as defined in [1]. The licensing plan for the ESPRE software and the compensation for ESPRE services are provided in [1].
Document Scope
This document defines the high level features and capabilities of the technology. This document contains the following primary topics:
–	Video encode

–	Video archive

–	Video distribution
The document also summarizes Intellectual Property considerations and deliverables associated with the licensed technology.
Intended Audience
This document is intended for the Licensee to use as description of the licensed technology.
References
1. Software License Agreement between ESPRE and Licensee.
Technology Description
The technology licensed under this agreement is a toolkit (or “system developer’s kit” SDK) that provides application programming interfaces (API’s )t o control a media engine (ME) that has support for the following main functions:
Video Encode
The technology provides components that support encoding video and formatting the resultant media into an ME format. The encoding API supports selecting from a myriad of options including:
–	Resolution (width, from 160 to 1024, and height, from 128 to 768)

–	Frame rate (1-30 frames/second)

–	Encoding quality (essentially on a scale from 1-3 1)

–	Rate control bandwidth (>40 bps)

–	Rate control mode (none, TMN5, TMN8)

–	Input source (typically a local file in an AVI file format — several input codecs in this format supported as an input source)

–	Input source span (allows specification of a scene to encode by specifying a starting and ending AVI frame number

–	Quantization levels (allows restriction on range of qualities used during rate control functions)

–	Output destination (typically a local file set in the ME format that includes audio, video, index, and production metadata)
The technology as extended by this agreement will support controlling the encoding process across a large span of AVI files to encompass the requirements of entire movie length material (at least support for two hours). The encoding process allows the media engineer to view the movie as one, seamless object even if many local disk files are required to hold it. The encoding tool contains a viewing process that allows the media engineer to index the movie. This primarily refers to selecting a frame and giving it a name or mnemonic. These indices may be used by the engineer to demark scenes and/or other control points within the encoding (viewing) process.
The technology supports specifying different encoding parameters for each scene, allowing a movie to be formatted at various combinations of quality and frame rate settings. Even resolution may be changed when encoding from one scene to the next. Indices may also be used to force key frame insertion and synchronization points for other data. The encoding process automatically synchronizes audio and video that are contained in the same input source, but also supports synchronizing other forms of data.
Video Archive
The technology provides APIs to control the processes of uploading the ME format media into an archive that supports media distribution and rendering. The underlying engine components reside in both the execution time client and server(s). The archive structure supports maintaining more than one copy of an object for both redundancy and for load sharing considerations. Each archive object in the ME format has, as a minimum:
–	Video index file(s)

–	Video data file(s)

–	Audio index file(s)

–	Audio data file(s)
The archive will also be extended to support an encryption model.
Video Distribution
The technology provides APIs to control access to objects in the video archive, supporting object rendering in a web distribution model. There is an underlying Java based player that supports rendering multiple videos simultaneously on an HTML web page with programmable coordination among the videos. The player and its supporting Javascript environment have all of the elements required to:
•	Access the index and data files from an archive.

•	Buffer the video object such that the video starts to play quickly (typically within 3 seconds), but can sustain interruptions in the flow of data from the server.

•	Manage the overall processor and bandwidth constraints. The player supports bandwidth coordination among multiple videos that may be playing simultaneously. Each video can be designated as “primary” or “secondary”. When initial buffering occurs, primaries are able to get to the initial fast start state (3 seconds worth of render time) before a secondary may start. At any time while playing and buffering, the secondary(s) will back off if a primary is about to stall for lack of data. Any video may have its buffering bandwidth effect controlled to a percentage of its computed average bandwidth requirement (i.e., a video may be loaded at 1 10% of its average bit rate rather than loading as fast as it can -ME supports both paradigms).

•	Start a video on any designated frame. The player supports an API that includes a request to play from frame(x) to frame(y) and/or start playing to end at frame(x). This is used to effect slider drag operations that allow the subscriber to advance or backup to any position within a movie with no dependence on prior buffering.

•	Render the video from an internal memory cache. The video is buffered from a stream and is not stored on the local disk. Thus, a two hour movie is never completely contained within the client machine.

•	Automatically recover from server disconnects. When connected to a web server to pull the video data, the player will encounter frequent disconnects during the course of a two hour period. The technology supports automatically detecting that this has occurred and to reconnect before the object buffer is drained.

•	Automatically select from multiple object formats. Any ME archive object may be represented in more than one format (resolution, frame rate, etc.). The player environment is capable of analyzing the processor speed and available bandwidth and selecting an appropriate format. The player may also be directed to select or change formats while playing and not be required to start over.

•	Restrict access to the video. The Java player is restricted to operation within a specific web domain. If a different web page tries to activate a player not authorized for it, the player will fail to run. It is understood that under this agreement, this security model will be extended to support an encryption model.

•	Support complex ME formats. The complex ME object format is structurally the same, but supports dynamic frame rate and resolution settings. The video may use a different frame rate for each included scene.

Deliverables
The technology consists of a combination of source and object (executable) code and associated documentation:
–	ME encoder Windows dynamic link library executables

–	ME encoder controller Java applet executable

–	ME player Java applet executable

–	ME upload applet executable

–	ME installer applet executable

–	ME media service controller Javascript source code

–	ME media engine hosting service PHP executable (obfuscated source code)
Intellectual Property
All eViewMediaEngine software and other Intellectual Property associated with the technology described here remains the sole property of ESPRE. The Software License Agreement conveys to the Licensee the Intellectual Property protection associated with all patents (pending and issued) owned by ESPRE for the technology, including all those listed in Schedule B.
ESPRE Solutions Inc. Patents
Copies of the following ESPRE patents can be provided in separate documents if required by Licensee:
–	Patent No. US 7,003,168—Image Compression

–	Patent No. US 6,904,175—I mage Compression

–	Patent No. US 6,771,299 — Wavelet Transformation

–	Application Serial No. 601761,554 — eViewStudio

–	Application Serial No. 60177 1,727 — Digital Media Player

–	Application Serial No. 101307,613 — Wireless Telepresence

–	Application Serial No. 601744,389 — Wireless Navigation System

–	Application Serial No. 601864,963 — High Accurate Predictor Based Fractional Pixel Search for H.264

–	Application Serial No. 601864,965 Hybrid Integer Pixel Searching Method for Fast Block Based Motion Estimation

–	Application Serial No. 601894,372 — Virtual Exchange Network

Description of Derivative Work
With reference to Software License Agreement between ESPRE and SureCast Media, ESPRE will specify, design, build, test, deliver, document and license a web services development toolkit, called “SureCast Media”, which allows a Service Provider to build a commercial application that streams video to the Consumer Entertainment Market. ESPRE will provide a Reference Design based on the toolkit, called ME-Utility, that is a sample implementation which the Service Provider can adapt as the basis for building components of the commercial application.
The SureCast Media Toolkit and the ME-Utility will support the Service Provider to develop web based services and applications which are capable of the following:
–	Building a website to be a complete end to end business process for streaming media.

–	Encoding pre-recorded video, starting from .AVI format, and uploading the encoded video to a library in the Service Providers website.

–	Encoding videos at various resolutions, frame rates and quality settings in order to offer users the option to select one appropriate for the available bandwidth.

–	Specifying pricing, schedule and descriptive information about the videos in the library and releasing videos for access by subscribers.

–	Adding branding to the application web pages according to the Service Provider requirements.

–	Managing subscribers with:
•	Username and password authentication and administration.

•	Logging data about each user session for later post processing.

•	Administrative controls over the user accounts.
–	Managing digital rights for the streamed media

–	Collecting and exporting video usage information to the Service Provider billing system on per view, per media or per user bases.

–	Interleaving advertising into media streams.

–	Viewing videos from Windows XP, Windows Vista.

The Service Provider will be responsible for:
–	Securing all distribution rights for the media to be streamed.

–	Managing advertising selection, encoding, publishing and rotation.

–	Hosting, operating and maintaining the network infrastructure needed to support the commercial application.

–	Designing, building, operating and maintaining the commercial application and back- office systems.
ESPRE will provide:
–	Contract Engineering Services to build the commercial website should a Service Provider require this service.

–	Fee based On-call technical support to the Service Provider.
SureCast Media will be implemented in phases according to the following schedule:

- Complete contract and statement of work	April 25, 2007
- Provide Concept demonstration	June 30, 2007
- Complete Requirements Definition in Product Specification	July 15, 2007
- Complete Demo System for pre-selling licenses	September 1, 2007
- Start Pilot Testing	November 1, 2007
- Start Deployment Phase	January 3, 2008

Schedule B
ESPRE Definition of Key Markets
The Telecommunications Carrier Market
The “Telecommunications Carrier Market” consists of entities that are in the business of providing telephone, Internet and/or data services to both business and consumer markets.
The Distance Learning Market
The “Distance Learning Market” consists of Internet based delivery of educational material wherein (i) a learning management systems forms part of the customer facing application and ii) the educational material is paid for by the customer directly or through advertising subsidies.
The Enterprise Collaboration/Networking Market
The “Enterprise Collaboration/Networking Market” consists of Internet based applications which provide process and tools that assist people in achieving outcomes for shared stakeholders that are faster and more cost effective.
The Internet Social Networking Market
The “Internet Social Networking Market” consists of Internet web portals which provide a forum for consumers to organize under shared interests.
The Voice and Video over IP Market
The “Voice and Video over IP Market” consists of fee based Internet delivery of voice telecommunications and video communications services delivered separately or in combination.
On-line Classifieds Market
The “On-line Classifieds” market consists of direct video advertising delivered to a consumer through an on-line publishing company wherein the primary intent of the consumer is to view the video advertising.